Exhibit 99.1

Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com

Xenonics Reports Fiscal 2013 Results

CARLSBAD, CALIFORNIA — December 19, 2013 — XENONICS HOLDINGS, INC. (OTCBB:XNNH) today announced financial results for fiscal 2013.

Revenue for the twelve months ended September 30, 2013 increased 10.1% to $2,383,000, compared to $2,164,000 for fiscal 2012. The net loss for fiscal 2013 was $1,542,000, or $0.06 per share. This compares to a net loss for fiscal 2012 of $2,189,000, or $0.09 per share.

Selling, general and administrative expenses decreased by 22.3% to $1,655,000 for fiscal 2013 from $2,130,000 for fiscal 2012.

At September 30, 2013, Xenonics reported total current assets of $1,431,000 and total current liabilities of $701,000.

The due dates for the principal balances for all of the Company’s promissory notes payable were extended to October 15, 2014 from October 31, 2013 pursuant to an agreement between the Company and the holders of the promissory notes. On December 10, 2013, the Company borrowed $200,000 against new promissory notes due January 31, 2014. The holders of these notes have agreed to extend the due date for their loans to October 15, 2014 if the Company closes an additional $200,000 debt financing by January 31, 2014.

“These financial arrangements will enable Xenonics to pursue several opportunities for new orders for our NightHunter and SuperVision products in the coming months,” said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter. To participate in the call, dial (800) 901-5241, passcode #73410243. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #97359507, after 2:00 p.m. EST.

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

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3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve months ended September 30,
Rounded in thousands, except per share amounts	2013	2012
Revenue	$2,383,000	$2,164,000
Cost of goods sold	1,458,000	1,341,000

Gross profit	925,000	823,000
Selling, general and administrative	1,655,000	2,130,000
Research and development	343,000	720,000

Loss from operations	(1,073,000)	(2,027,000)
Other income (expense):
Other income	—	1,000
Interest income	—	1,000
Interest (expense)	(467,000)	(162,000)

Loss before provision for income taxes	(1,540,000)	(2,187,000)

Income tax provision	2,000	2,000

Net loss	$(1,542,000)	$(2,189,000)

Net loss per share:
Basic and diluted	$(0.06)	$(0.09)

Weighted average shares outstanding
Basic and diluted	24,976,000	24,976,000

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
Rounded in thousands, except par value	2013	2012
Assets
Current assets:
Cash and cash equivalents	$220,000	$367,000
Accounts receivable	30,000	58,000
Inventories	1,154,000	2,117,000
Other current assets	27,000	82,000

Total Current Assets	1,431,000	2,624,000
Inventories	480,000	—
Equipment, furniture and leasehold improvements at cost, net	11,000	14,000
Goodwill	375,000	375,000
Other assets	17,000	17,000

Total Assets	$2,314,000	$3,030,000

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$399,000	$281,000
Accrued expenses	211,000	134,000
Accrued payroll and related taxes	91,000	95,000
Notes payable	—	1,000,000

Total Current Liabilities	701,000	1,510,000
Notes payable, net of debt discount	1,962,000	525,000

Total Liabilities	2,663,000	2,035,000

Commitments and contingencies
Shareholders’ equity (deficit):
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares and outstanding at September 30, 2013 and September 30, 2012	25,000	25,000
Additional paid-in capital	26,879,000	26,681,000
Accumulated deficit	(27,253,000)	(25,711,000)

Total Shareholders’ Equity (Deficit)	(349,000)	995,000

Total Liabilities and Shareholders’ Equity (Deficit)	$2,314,000	$3,030,000